Exhibit 1

TERMS AGREEMENT

February 1, 2012

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

We, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”), acting on behalf of the several underwriters named in Schedule I attached hereto (the “Underwriters”), understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $600,000,000 aggregate principal amount of its 2.450% Notes due 2022 (the “Offered Securities”), covered by the registration statement on Form S-3 (No. 333-162982) (the “Registration Statement”) filed by the Company.  Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named in Schedule I attached hereto agree to purchase, severally and not jointly, the Offered Securities in the amounts set forth opposite our respective names on such Schedule.  The closing in respect of the purchase and sale of the Offered Securities shall occur on February 6, 2012 at 10:00 a.m. (the “Closing Date”) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017.

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (November 9, 2009 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein.  Terms defined in the Standard Provisions are used herein as therein defined.

For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by any Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of each Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters, and the information contained in the 3rd paragraph, the third and fourth sentences of the 6th paragraph, and the 7th and 8th paragraphs under the caption “Underwriting” in the prospectus supplement.

Date of Basic Prospectus: November 9, 2009

Date of Preliminary Prospectus Supplement: February 1, 2012

Date of Prospectus Supplement: February 1, 2012

Time of Sale: 2:50 p.m., New York City time on February 1, 2012

Names and Addresses of Representatives:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
Fax: 212-816-7912
Attention: General Counsel

HSBC Securities (USA) Inc.
452 Fifth Avenue
New York, NY 10018
Tel: 212-525-3652
Fax: 212-525-0238
Attention: Transaction Management Group

Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Fax: 704-264-2522
Attention: High Grade Transaction Management/Legal

The Offered Securities shall have the following terms:

Title:	2.450% Notes due 2022
Maturity:	February 15, 2022
Interest Rate:	2.450% per annum
Interest Payment Dates:	Interest will be payable on February 15 and August 15 of each year, as applicable, commencing August 15, 2012.
Redemption Provisions:
The Company may redeem the notes at its option, at any time in whole or from time to time in part.
The redemption price for the notes to be redeemed on any redemption date that is prior to November 15, 2021 will be equal to the greater of:  (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed.

The redemption price for the notes to be redeemed on any redemption date that is on or after November 15, 2021 will be equal to 100% of the principal amount of the notes being redeemed on the redemption date, plus accrued and unpaid interest to the redemption date.

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.10%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of four, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with Praxair.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and assigns, and one other nationally recognized investment banking firm selected by Praxair that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Purchase Price:	99.144% of the principal amount thereof
Public Offering Price:	99.594% of the principal amount thereof, plus accrued interest, if any, from February 6, 2012
Additional Terms:	None

which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”).

The Offered Securities will be made available for checking and packaging at the offices of Davis Polk & Wardwell LLP at least 24 hours prior to the Closing Date.

We represent that we are authorized to act for the several Underwriters named in Schedule I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the several Underwriters in accordance with its terms.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
HSBC SECURITIES (USA) INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH
                             INCORPORATED

On behalf of themselves and
    as Representatives of the
    Several Underwriters

By:  Citigroup Global Markets Inc.

By:  /s/ Brian D. Bednarski
       Name: Brian D. Bednarski
       Title: Managing Director

By:  HSBC Securities (USA) Inc.

By:  /s/ Elsa Y. Wang
       Name: Elsa Y. Wang
       Title: Vice President

By:  Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated

By:  /s/ Laurie Campbell
       Name: Laurie Campbell
       Title: Managing Director

[Signature Page to Terms Agreement]

The foregoing Terms Agreement
is hereby confirmed as of the
date first above written

PRAXAIR, INC.

By:  /s/ Timothy S. Heenan
       Name: Timothy S. Heenan
       Title: Vice President and Treasurer

[Signature Page to Terms Agreement]

SCHEDULE I

Underwriters	Amount of Offered Securities to be Purchased
Citigroup Global Markets Inc.	$160,000,000
HSBC Securities (USA) Inc.	160,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	160,000,000
Credit Suisse Securities (USA) LLC	17,143,000
Deutsche Bank Securities Inc.	17,143,000
J.P. Morgan Securities LLC	17,142,000
Mitsubishi UFJ Securities (USA), Inc.	17,143,000
RBS Securities Inc.	17,143,000
Santander Investment Securities Inc.	17,143,000
Wells Fargo Securities, LLC	17,143,000
Total	$600,000,000

Exhibit 1 – Pricing Term Sheet

                                               Final Term Sheet
                                               Filed pursuant to Rule 433
                                               Dated February 1, 2012

                                               Relating to

                                               Prospectus Supplement dated February 1, 2012 to
                                               Registration Statement No. 333-162982

$600,000,000 2.450% Notes due 2022

Issuer:	Praxair, Inc.
Principal Amount:	$600,000,000
CUSIP / ISIN:	74005P BA1 / US74005PBA12
Title of Securities:	2.450% Notes due 2022
Trade Date:	February 1, 2012
Original Issue Date (Settlement Date):	February 6, 2012
Maturity Date:	February 15, 2022
Benchmark Treasury:	2.000% due November 15, 2021
Benchmark Treasury Price and Yield:	101-12 and 1.846%
Spread to Benchmark Treasury:	65 basis points
Yield to Maturity:	2.496%
Interest Rate:	2.450% per annum
Public Offering Price (Issue Price):	99.594% of the Principal Amount thereof
Interest Payment Dates:	Semi-annually in arrears on each February 15 and August 15 commencing August 15, 2012
Redemption Provisions:
Make-Whole Call:	Adjusted Treasury Rate plus 10 basis points prior to November 15, 2021
Par Call:	On or after November 15, 2021
Joint Bookrunners:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Santander Investment Securities Inc.
Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup
Global Markets Inc., toll free at 1-877-858-5407, HSBC Securities (USA) Inc., toll free at 1-866-811-8049, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.

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